EXHIBIT 14.1

PRIME MERIDIAN HOLDING COMPANY

CODE OF ETHICS

APPLICABLE TO SENIOR EXECUTIVES

Preface

On March 20, 2014, the Board of Directors of Prime Meridian Holding Company (“Company”) adopted this Code of Ethics Applicable to Senior Executives (“Code”), as contemplated by the Sarbanes-Oxley Act of 2002. The honesty, integrity, and sound judgment of principal executive and financial officers are fundamental to the reputation and success of the Company and its subsidiary Prime Meridian Bank (“Bank”). While all Company and Bank employees, officers, and directors are required to adhere to the highest level of personal and business ethics, the professional and ethical conduct of principal executive and financial officers, in particular the Chief Executive Officer and President, the Chief Financial Officer, and the Executive Vice President(s) (“Senior Executives”), are essential to the proper function and success of the Company as a leading financial services provider. Senior Executives are required to observe the highest standards of ethical business conduct, including strict adherence to the Code, as well as the Company’s general Code of Ethics and Code of Conduct applicable to all employees, which this Code supplements.

Senior Executives hold an important and elevated role in corporate governance. These individuals are key members of our management team, who are uniquely capable and empowered to ensure that the interests of our stakeholders (including shareholders, customers, employees, suppliers, and residents of the communities in which the Company operates) are appropriately balanced, protected, and preserved. Senior Executives fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the Company’s financial operations.

Code of Ethics

Senior Executives of the Company must:

•	Act at all times ethically, with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. For purposes of this Code, the “actual or apparent conflicts of interest” shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts, and any other personal, business, or professional relationship or dealings that has a reasonable possibility of creating even the mere appearance of impropriety. Senior Executives must disclose any material transaction or relationship that could reasonably give rise to an actual or apparent conflict.

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Ensure that all reasonable and necessary steps within his or her areas of responsibility are taken to provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange

Commission (“SEC”) or state regulators, and in all other regulatory filings. In addition, Senior Executives must provide full, fair, accurate, and understandable information whenever communicating with the Company’s shareholders or the general public.

•	Provide colleagues with information that is accurate, complete, objective, relevant, timely, and understandable.

•	Take all reasonable measures to protect the confidentiality of non-public information about the Company, its business, operations, and customers obtained or created in connection with such Senior Executive’s activities and to prevent the unauthorized disclosure of any such information, unless required by law, regulation, or legal or regulatory process.

•	Conduct the business of the Company in compliance with all applicable laws, rules, and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.

•	Not directly or indirectly take any action to fraudulently influence, coerce, manipulate, or mislead the Company’s independent public auditors for the purposes of rendering the Company’s financial statements misleading.

•	Act in good faith, with due care, competence, and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

•	Share knowledge and maintain skills necessary and relevant to the Company’s needs.

•	Proactively promote ethical and honest behavior within the workplace.

•	Assure responsible use of and control of all assets, resources, and information in possession of the Company.

•	Notify promptly corporate counsel or the Chairman of the Audit and Disclosure Committee regarding any actual or potential violation of this Code and/or any applicable securities or other laws, rules, or regulations by any Senior Executive, or of the Company’s general Code of Ethics and Code of Conduct by any employee. Senior Executives may choose to remain anonymous in reporting any possible violation of this Code. All Senior Executives are responsible for ensuring that their own conduct complies with this Code.

•	Anyone who violates provisions of this Code by engaging in unethical conduct, failing to report conduct potentially violative of this Code or refusing to participate in any investigation of such conduct, will be subject to disciplinary actions, up to and including termination of service with the Company. Violations of this Code may also constitute violations of law and may result in civil or criminal penalties for a Senior Executive of the Company.

•	The Board of Directors, or a designated committee thereof, of the Company shall be responsible for the administration of this Code and shall have the sole authority to amend this Code or grant waivers of its provisions. Waivers and amendments to this Code must be disclosed as required by the Securities Exchange Act of 1934 and the rules thereunder.

ACKNOWLEDGMENT

The undersigned Senior Executive hereby acknowledges that he/she has received a copy of the Company’s Code of Ethics Applicable to Senior Executives and that he/she has read and understands this Code in its entirety and agrees to abide by it. The Senior Executive further acknowledges that it is his/her responsibility to seek clarification from the Company’s corporate counsel if any application of the Code to a particular circumstance is not clear. The Senior Executive acknowledges that his/her continued service at the Company requires that he/she fully adhere to this Code and that failure to do so can result in disciplinary action up to and including termination of the Senior Executive’s employment by the Company.

Acknowledged by                             on this     day of             , 2014.

Senior Executive signature

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